EXHIBIT 10.32

Stillwater Trust LLC

655 Madison Avenue, 20th Floor

New York, New York 10065

March 24, 2017

eMagin Corporation

2070 Route 52

Hopewell Junction, NY 12533

Attention:  Andrew G. Sculley

Ladies and Gentlemen:

We are pleased to confirm that STILLWATER TRUST LLC, a Delaware limited liability company (“Stillwater”), is making available a line of credit (the “Line”) in the amount of Five Million Dollars ($5,000,000) (the “Facility Amount”)  to eMagin Corporation, a Delaware corporation (the “Company”), upon the terms and conditions set forth in this letter agreement (this “Letter Agreement”).

1. Definitions. For purposes of this Letter Agreement:

“Affiliate” means, as to the Company, any Person (hereinafter defined) that directly or indirectly controls, or is under common control with, or is controlled by, the Company.  As used in this definition, “control” shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise); provided that, in any event: (i) any Person that owns directly or indirectly fifty percent (50%) or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation or fifty percent (50%) or more of the partnership or other ownership interests of any other Person (other than as a limited partner of such other Person) will be deemed to control such corporation or other Person; and (ii) each shareholder, director and officer of the Company shall be deemed to be an Affiliate of the Company.

“Anniversary Fee” has the meaning specified in Section 4 of this Letter Agreement.

“Assignee” has the meaning specified in Section 11(a) of this Letter Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York State are authorized or required by law to remain closed.

“Change of Control” means shall mean (i) a merger or consolidation of the Company with or into another entity (with respect to which less than a majority of the outstanding voting power (or economic interests) of the surviving or consolidated entity immediately after such merger or consolidation is held by the shareholders of the Company and their Affiliates immediately prior to such merger or consolidation), (ii) the sale or transfer of properties or assets

ACTIVE/89885902.3

of the Company representing greater than fifty percent (50%) of the properties or assets of the Company, (iii) any purchase by any party (or group of affiliated parties) of direct or indirect equity interests in the Company (either through a negotiated purchase of such interests or securities or a tender for such interests), the effect of which is that such party (or group of Affiliated parties) that did not beneficially own a majority of the voting power (or economic interests) of the outstanding shares of the Company immediately prior to such purchase beneficially owns at least a majority of such voting power (or economic interests) immediately after such purchase.

“Company” has the meaning specified in the first paragraph of this Letter Agreement.

“Credit Period” means the period commencing on the date hereof and ending upon the earliest to occur of (i) the occurrence of an Equity Event (hereafter defined), (ii) the occurrence of an Event of Default (hereinafter defined), and (iii) June 30, 2018.

“Equity Event” means any issuance or related series of issuances of Securities by the Company or any of its Subsidiaries in which the Company or such Subsidiary receives gross proceeds of at least $1,000,000.

“Equity Event Documents” means the instruments and agreements executed and delivered by the Company or any of its Subsidiaries in connection with an Equity Event.

“Equity Event Period” has the meaning specified in Section 7(i) of this Letter Agreement.

“Event of Default” has the meaning specified in Section 8 of this Letter Agreement.

“Executive Order” has the meaning specified in Section 19 of this Letter Agreement.

“Facility Amount” has the meaning specified in the first paragraph of this Letter Agreement.

“GAAP” has the meaning specified in Section 7(a)(i) of this Letter Agreement.

“Indemnified Party” has the meaning specified in Section 22 of this Letter Agreement.

“Intercreditor Agreement” means an intercreditor agreement between Stillwater and R&R in the form of Exhibit D annexed hereto.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit or preferential arrangement, encumbrance, lien (statutory or other), or other security agreement or security interest of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement and any capital or financing lease having substantially the same economic effect as any of the foregoing.

“Line” has the meaning specified in the first paragraph of this Letter Agreement.

“Loan Document(s)” means, collectively, this Letter Agreement, the Note, the Intercreditor Agreement, and each of the other agreements, instruments and documents from time to time executed and delivered in connection herewith and therewith.

“Loans” has the meaning specified in Section 2.

“Material Adverse Effect” means any change, effect, event, development, circumstance or occurrence (each, an “Effect”) that is materially adverse to (i) the business, assets, financial condition or results of operations of the Company, or (ii) the ability of the Company to perform its obligations under the Loan Documents; provided,  however, that in no event shall any Effect, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been, is or would be, a Material Adverse Effect to the extent resulting from: (A) any change in general economic, market or political conditions; (B) any change in generally accepted accounting principles in the United States (“GAAP”) or other accounting standards or interpretations thereof, or any change in Applicable Law to the extent such change is generally applicable and not specifically directed at the Company; (C) any actual or threatened act of war (whether or not declared), armed hostilities, sabotage or terrorism, or any actual or threatened material escalation or worsening of any such events, or any national disaster or any national or international calamity; (D) any failure, in and of itself, to meet internal or published projections, forecasts, targets or revenue or earnings predictions for any period, as well as any change, in and of itself, by the Company in any projections, forecasts, targets or revenue or earnings predictions for any period; or (E) any change in the price or trading volume of the Common Stock or any failure to meet publicly announced revenue or earnings projections; provided further that, in the case of each of the foregoing “(D)” and “(E)”, that the underlying causes of such failure or change (to the extent not otherwise falling within one of the other exceptions in this proviso) may constitute or be taken into account in determining whether there has been, is, or would be, a Material Adverse Effect.

“Maturity Date” has the meaning specified in Section 3 of this Letter Agreement.

“Note” has the meaning specified in Section 2(b) of this Letter Agreement.

“Organizational Documents”  shall mean as to any Person which is (i) a corporation, the certificate or articles of incorporation and by-laws of such Person, (ii) a limited liability company, the limited liability company agreement or similar agreement of such Person, (iii) a partnership, the partnership agreement or similar agreement of such Person, or (iv) any other form of entity or organization, the organizational documents analogous to the foregoing.

“Origination Fee” has the meaning specified therefor in Section 4.

“Overadvance Condition” shall mean the Company is unable to borrow further amounts from R&R pursuant to the terms of the R&R Agreements.

“Permitted Liens” shall mean the liens of Stillwater granted under the Loan Documents and any other liens, if any, described on the attached Exhibit E.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, a joint venture, a trust or unincorporated organization, a joint stock company or other similar organization, a government or any political subdivision thereof, a court, or any other legal entity, whether acting in an individual, fiduciary or other capacity.

“R&R” means Rosenthal & Rosenthal, Inc.

“R&R Agreements” means the agreements and instruments executed and delivered by the Company in favor of R&R in effect from time to time.

“Securities” when used with respect to a Person, means common stock, preferred stock, warrants or other equity or equity-linked securities (or instruments convertible into equity securities) of that Person.

“Stillwater” has the meaning specified in the first paragraph of this Letter Agreement.

“Subsidiary”  of a Person means any corporation more than 50% of the outstanding voting securities of which, or any partnership, limited liability company, joint venture or other entity any more than 50% of the total equity interests of which, is directly or indirectly owned by such Person or any Subsidiary of such Person.

Singular and plural forms of the above terms shall have their correlative meanings, as the case may be.

2. Procedure as to Advances.

(a) Availability.  Advances against the Line (“Loans”) shall be available for  working capital needs of the Company and for general corporate purposes, subject to the Company’s satisfaction of the conditions set forth in Sections 9 and 10 hereof; provided that (i) the Company may only borrow up to $2,000,000 unless an Overadvance Condition is occurring, in which case the Company may borrow up to the full Facility Amount and (ii) the aggregate outstanding principal amount of the Loans at any time outstanding shall not exceed the Facility Amount.  All Loans shall be in the principal amount of $500,000 or an integral multiple thereof; provided that the aggregate outstanding principal balance of all Loans shall not exceed the Facility Amount; and provided further that Stillwater may make Loans in excess of the Facility Amount in Stillwater’s sole and absolute discretion.

(b) Notice of Borrowing.  Loans shall be made by Stillwater to the Company upon the Company’s prior written request to Stillwater in the form of Exhibit A annexed hereto, and each Loan shall be made in accordance with the terms of a promissory note in the form of Exhibit B, to be executed in connection with each Loan under the Line (as amended, replaced or modified from time to time, collectively referred to as the “Note”), duly executed by an authorized officer of the Company. The Company shall make no more than one (1) request for a Loan in any calendar month.

3. Maturity; Repayment.  No Loans shall be made after the expiration of the Credit Period, and all Loans shall mature and be immediately repayable upon the date (the “Maturity Date”) that is the earliest to occur of (i) June 30, 2020, (ii) the closing date of any issuance or related series of issuances of Securities by the Company or any of its Subsidiaries in which the Company or such Subsidiary receives gross proceeds of at least $5,000,000, and (iii) the occurrence of an Event of Default.  The Credit Period may be renewed or extended in the sole and absolute discretion of Stillwater.  Loans may be repaid upon not less than one (1) Business Day’s prior written notice to Stillwater without premium or penalty in minimum increments of $250,000 (or integral multiples thereof) plus accrued and unpaid interest on the then outstanding principal balance of all Loans, and shall be repaid no later than three (3) Business Days following receipt by the Company or any Subsidiary of any proceeds received by the Company or any Subsidiary upon the occurrence of an Equity Event to the extent of the lesser of (i) the then outstanding balance of all Loans plus accrued and unpaid interest thereon and all fees, costs and expenses  payable in connection with this Letter Agreement and (ii) the net proceeds realized by the Company or such Subsidiary, as the case may be, in connection with such Equity Event.  Once repaid, Loans may not be reborrowed.  On not less than ten (10) Business Days’ prior written notice to Stillwater, the Company may terminate this Agreement, provided that all Loans, together with all accrued and unpaid interest thereon and all fees and charges payable pursuant to this Letter Agreement, are fully and indefeasibly repaid.

4. Interest and Fees. Loans shall be further subject to the terms and conditions of the Note, and Stillwater shall charge and shall be entitled to receive the following:

(a) Interest.   Loans shall bear interest at a fixed rate equal to six percent (6.00%) per annum, payable in kind.  Upon the occurrence and during the continuance of an Event of Default, all Loans shall bear interest at a fixed rate of eleven percent (11.00%) per annum.

(b) Origination Fee.  As additional consideration for the Line, the Company shall pay to Stillwater a non-refundable origination fee in the amount of Fifty Thousand Dollars ($50,000) and deliver to Stillwater an executed warrant to purchase 100,000 shares of the Company’s Common Stock (the “Warrant”), in the form attached hereto as Exhibit C (collectively, the “Origination Fee”), which shall be due and payable, and be deemed earned, upon the Company’s acceptance of the terms and conditions hereof.

(c) Anniversary Fee.  As additional consideration for the Line, with respect to each Loan, the Company shall pay to Stillwater, one hundred and eighty (180) days after each Loan is made (the “First Anniversary Date”), and then each ninety (90) days thereafter (each a “Renewal Date” and together with the First Anniversary Date, an “Anniversary Date”), a non-refundable fee (each an “Anniversary Fee”), equal to two percent (2%) of the principal balance of such Loan outstanding on such Anniversary Date,  which Anniversary Fee shall be due and payable, and be deemed earned, on such Anniversary Date; provided that a final Anniversary Fee equal to (2%) of the aggregate principal amount of all Loans outstanding immediately prior to the Maturity Date shall be due and payable upon the Maturity Date.  Notwithstanding the foregoing, the Anniversary Fee payable on the First Anniversary Date of each Loan shall be two percent (2%) of the original principal amount thereof (whether or not any portion of such Loan has been repaid).

(d) Draw Fee.  As additional consideration for the Line, the Company shall pay to Stillwater a non-refundable fee in the amount of two percent (2%) of the amount of each Loan (the “Draw Fee”), which shall be due and payable, and be deemed earned, upon the making of such Loan and shall be deducted by Stillwater from the proceeds thereof.

(e) Costs and Expenses.  The Company shall pay Stillwater’s reasonable out-of-pocket attorneys’ fees incurred in connection with the negotiation, preparation, execution and delivery of the Loan Documents or Equity Event Documents, all amendments, modifications, supplements, restatements and waivers of any provisions of any Loan Documents or Equity Event Documents, and the subsequent enforcement, if required, of the rights and remedies of Stillwater under the Loan Documents or Equity Event Documents and any assignee of Stillwater with respect to any Loan Documents or Equity Event Documents.

5. Collateral. All of the Obligations shall be unsecured.
6. Representations and Warranties. The Company hereby represents and warrants to Stillwater that:

(a) The Company and each Subsidiary is duly and validly organized, existing and in good standing under the law of the State of Delaware and is in good standing and duly licensed or qualified to transact business in each other state where failure to so qualify would have a Material Adverse Effect.  The Company has full power to execute, deliver and perform this Letter Agreement, the Note and the other Loan Documents and to obtain Loans hereunder. The Company’s execution and performance of this Letter Agreement, the Note and the other Loan Documents, and each borrowing hereunder, have been duly authorized by all necessary corporate action, and do not and, as of the time of obtaining any Loan hereunder will not, violate any provision of law or of its or any Subsidiary’s Organizational Documents, or result in the breach of or constitute a default under or require any consent under any indenture or other agreement or instrument to which the Company or any Subsidiary is a party or by which either the Company or any Subsidiary or their respective property is bound or affected.  All consents or approvals of any state, federal or other governmental agency or authority, if any, required in order to permit the Company to enter into this Letter Agreement, the Note and the other Loan Documents and obtain Loans hereunder have been obtained and remain in full force and effect.

(b) Each of this Letter Agreement, the Note and the other Loan Documents to which the Company is a party constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other rights affecting creditors’ rights generally.

(c) Other than as set forth in Note 8 of the Notes to Condensed Consolidated Financial Statements of the Company’s quarterly report filed on Form 10-Q with the Securities and Exchange Commission on November 14, 2016 (for the quarterly period ended September 30, 2016) (the “Disclosed Litigation”), there are no suits or proceedings pending, or to the knowledge of the Company threatened, against or affecting the Company or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

(d) Neither the Company nor any Subsidiary is not in default beyond all applicable cure and grace periods under any material mortgage, indenture, contract or agreement to which it is a party or by which it or any of its property or assets is bound including, but not limited to, the R&R Agreements.  The execution, delivery or carrying out of the terms of this Letter Agreement, the Note or any other Loan Document to which the Company is a party will not constitute a default under any such mortgage, indenture, contract or agreement, or result in the creation or imposition of, or obligation to create, any lien upon any property or assets of the Company or any Subsidiary, or result in a breach of or require the mandatory repayment of or other acceleration of payment under or pursuant to the terms of any such mortgage, indenture, contract or agreement.

(e) Neither the Company nor any Subsidiary nor any Person controlled by, controlling, or under common control with, the Company, is subject to regulation under the Investment Company Act of 1940, as amended.

(f) Neither the Company nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock”, as defined in Regulation U of the Board of Governors of the Federal Reserve System (as the same may be amended or supplemented from time to time).  No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose that violates any law, rule or regulation of any governmental authority, including, without limitation, the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System, as amended or supplemented from time to time.

(g) The Company and each Subsidiary is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(h) No Event of Default has occurred and no event has occurred which with the giving of notice or the lapse of time or both would constitute an Event of Default.

(i) On the occasion of the extending of each Loan hereunder, all representations and warranties contained herein shall be true and correct and with the same force and effect as though such representations and warranties had been made on and as of the date of the extension of such Loan, except to the extent such representations and warranties by their express terms relate to an earlier date, in which event such representations and warranties shall continue to be true as of such earlier date.

7. Other Conditions and Covenants. In addition to the foregoing, at all times during the Credit Period and as long as any Loan remains outstanding, the Company shall:

(a) Furnish to Stillwater (either directly or by making publicly available through the Electronic Data Gathering, Analysis, and Retrieval system (“EDGAR”) operated by the U.S. Securities and Exchange Commission):

(i) Within ninety (90) days after the end of each fiscal year of the Company, an audited financial statement of the Company setting forth in comparative form the figures for the previous fiscal year, all in reasonable detail prepared in accordance with generally accepted accounting principles as in effect in the United States of America (“GAAP”) applied on a basis consistently maintained throughout the periods involved;

(ii) Within forty-five (45) days after the last day of each fiscal quarter of the Company, the management prepared combined financial statements consisting of the balance sheet, statement of income and cash flows of the Company as of the last day and for such fiscal quarter and for the portion of the fiscal year then elapsed, all such statements to be prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and certified by the chief financial officer or chief accounting officer of the Company;

Each of the financial statements specified in subparagraph (i) and (ii) above shall be prepared on a consolidated basis with each Subsidiary, subject to annual audit adjustments, may omit footnotes (with respect to the foregoing “(ii)” only) and shall be accompanied by a certificate signed by the chief financial officer of the Company to the effect that such statements fairly present the financial condition of the Company and its Subsidiaries as of the date of such financial statements and results of the operations of the Company and such Subsidiaries for the period(s) then ended in accordance with GAAP (which Stillwater agrees shall be satisfied by the certifications filed with the applicable report on EDGAR) and certifying that no Event of Default exists (or if an Event of Default exists, the nature thereof and the actions the Company is taking in respect thereof).

(iii) Monthly, within five (5) Business Days after the end of each month, a projection of the Company’s cash requirements for the succeeding three (3) month period.

(iv) Within five (5) Business Days after any officer of the Company shall obtain knowledge of any Event of Default, a certificate of the chief financial officer of the Company setting forth the details thereof and the action which the Company is taking or proposes to take with respect thereto.

(v) Promptly upon request, such other statements and reports as shall be reasonably requested by Stillwater in writing.

(b) Except for (i) indebtedness owing to Stillwater, (ii) indebtedness owed to R&R under the R&R Agreements, accrued interest on such indebtedness at the non-default rate provided for thereunder, and recurring fees chargeable thereunder, (iii) trade payables incurred in the ordinary course of business, and (iv) indebtedness owing to a lessor(s) with respect to a Permitted Lien, not incur or permit to exist any indebtedness for borrowed money or the purchase price of assets.

(c) Except for obligations owing to (i) Stillwater and (ii) R&R, not assume, endorse, be or become liable for or guarantee the obligations of any corporation, partnership, limited liability company, individual or other entity, excluding the endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

(d) Not (i) enter into any merger or consolidation unless (A) the Company is the continuing or surviving corporation and (B) after giving effect to any such transaction, no Event of Default shall exist, (ii) liquidate, wind up or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets, (iii) purchase any of its outstanding equity interests, or (iv) lend or advance credit, property or money to any party other than advances to employees for business expenses and advances in the ordinary course of business.
(e) Except for Permitted Liens, not allow the mortgage or pledge of, or creation of a security interest in or Lien upon, any of its or its Subsidiaries’ assets.

(f) Not cause or permit any of the R&R Agreements to be amended, or enter into any additional agreements with R&R, in each case, in a manner that extends the maturity date of the Company’s obligations thereunder or increases the amount the Company may borrow thereunder.

(g) Not declare, pay or make any distribution, direct or indirect, on account of any equity interest or any redemption or similar payment, purchase or other acquisition, direct or indirect, of any equity interest, or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, acquire or make any other payment in respect of its equity interests or any option or other right to acquire any such equity interests.

(h) Permit Stillwater and any representatives designated by it, upon not less than one (1) Business Day’s notice and during normal business hours, to review the Company’s and each Subsidiary’s books and records and to visit and inspect its properties;  provided that if an Event of Default has occurred and is continuing, Stillwater shall have the right to review the books and records of the Company and visit and inspect its properties at such times as Stillwater shall reasonably require.

(i) Use its best efforts to cause an Equity Event to be consummated in accordance with Section 21(c) hereof within one hundred twenty (180) days after the first Loan is made (the “Equity Event Period”), and if an Equity Event is not consummated within the Equity Event Period and either (i) any Loans are outstanding or (ii) the Credit Period has not terminated, then to use its best efforts to consummate a registered rights offering with the SEC to all holders of Securities of the Company within 90 days of the expiration of the Equity Event Period.

(j) Not make any material change in the nature of its operations as carried on at the date hereof or change its fiscal year.
8. Events of Default. Upon the occurrence of any of the following events (each an “Event of Default”):
(a) default by the Company (i) in making any payment of principal, when due, or (ii) in making any payment of interest or any other sum payable under this Letter Agreement or the Note when due; or
(b) default by the Company in the due payment of any other obligation owing to Stillwater after giving effect to any applicable notice or cure periods; or

(c) the Company failing to perform any condition or obligation described in this Letter Agreement or in any other Loan Document or instrument executed and delivered pursuant to or in connection with this Letter Agreement within the time periods specified, and if no time period is otherwise specified, such failure is not cured within thirty (30) days after written notice thereof from Stillwater;

(d) default by the Company in the due payment of any other indebtedness for borrowed money or default in an amount exceeding $50,000 in the observance or performance of any covenant or condition contained in any agreement or instrument evidencing, securing, or relating to any such indebtedness, which causes the acceleration of the maturity thereof, in any case, after giving effect to any applicable grace and cure periods;

(e) any representation or warranty made by the Company herein, in the Note or in any other Loan Document or any certificate furnished by the Company, as the case may be, in connection with the transactions contemplated hereby, proves untrue in any material respect as of the date made;

(f) the Company or any Subsidiary becomes insolvent or bankrupt, is generally not paying its debts as they become due, or makes a general assignment for the benefit of creditors, or a trustee or receiver is appointed for the Company or any Subsidiary or for a substantial part of the properties of the Company or any Subsidiary, in each case with the consent of the Company or such Subsidiary, or if appointed without the consent of the Company or such Subsidiary, such trustee or receiver is not discharged within sixty (60) days; or bankruptcy, reorganization, liquidation or similar proceedings are instituted by or against the Company  or any Subsidiary under the laws of any jurisdiction, and if instituted against the Company or such Subsidiary, are consented to by it or remain undismissed for sixty (60) days, or a writ or warrant of attachment or similar process shall be issued against a substantial part of the properties of the Company or any Subsidiary and shall not be released or bonded within ten (10) days after levy, or any garnishment, levy, writ or warrant of attachment or similar process shall be issued and served against Stillwater or any Subsidiary, which garnishment, levy, writ or warrant of attachment or similar process relates to property of the Company or such Subsidiary;

(g) any final judgment(s) against the Company or any Subsidiary (to the extent not paid or fully covered by insurance or bonded), other than the Disclosed Litigation, individually or in the aggregate in excess of $50,000, or any attachment, levy or execution against any of its properties with respect to claims aggregating in excess of $50,000, shall remain unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of sixty (60) days or more; or

(h) any Change of Control shall occur;

then, in any such event, any or all of the following actions may be taken: Stillwater may in its sole discretion, and without presentment, demand, protest or notice to the Company, all of which are hereby waived, (i) declare all sums outstanding under the Loans and all indebtedness, obligations and liabilities owing in connection therewith due and payable and the same shall forthwith become due and payable without presentment, demand, protest or notice, (ii) curtail or terminate Stillwater’s obligation to make any Loans, and (iii) enforce all rights and remedies against the Company and each Subsidiary available to Stillwater at law, in equity, by contract, or otherwise including, but not limited to, the appointment of a receiver.

In addition, upon the occurrence of any Event of Default described in subsection 7(f), the Line shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Company accrued under the Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

9. Conditions Precedent to Effectiveness of this Letter Agreement.  This Letter Agreement shall not become effective unless and until the following conditions have been fulfilled to the sole and absolute satisfaction of Stillwater:

(a) Stillwater shall have received a certificate, dated the date of this Letter Agreement, of an officer in the Company: (i) attaching a true and complete copy of all action taken by its board of directors in accordance with its Organizational Documents to authorize the execution, delivery and performance by the Company of this Letter Agreement and the other Loan Documents; (ii) attaching a true and complete copy of its Organizational Documents (and all amendments thereto); and (iii) setting forth the incumbency of its officers authorized to sign any and all documents to be delivered by it or as required or contemplated hereunder, including therein a signature specimen of such partners.

(b) There shall have been executed by the Company, and delivered to Stillwater this Letter Agreement and the Intercreditor Agreement.
(c) The Company shall have received all of the consents, approvals and waivers, necessary for the Company to enter into this Letter Agreement and the transactions contemplated hereby.
(d) Stillwater shall have received the Origination Fee.

(e) All out-of-pocket expenses associated with the transactions contemplated by this Letter Agreement  including, without limitation, all reasonable fees of Stillwater’s counsel, shall have been paid by the Company.

(f) All other documents and legal matters in connection with the transactions contemplated by this Letter Agreement shall be reasonably satisfactory in form and substance to Stillwater and its counsel.

10. Conditions to All Loans.  The obligation of Stillwater to make any Loan (including the initial Loan) hereunder is, in addition to the conditions set forth in Section 9 above, subject to the satisfaction of the following conditions precedent in the sole and absolute discretion of Stillwater:

(a) The Company shall have delivered to Stillwater a borrowing notice and Note pursuant to Section 2(b), duly executed by an authorized signatory of the Company;

(b) The representations and warranties made by the Company herein, in any Loan Document or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith, shall be correct on and as of the date of such extension of credit as if made on and as of such date, except to the extent such representation and warranty specifically relates to an earlier date, in which case such representation and warranty shall have been true and correct on and as of such earlier date; and

(c) No Event of Default or default which with the giving of notice or the lapse of time or both would constitute an Event of Default shall have occurred and be continuing or would exist after giving effect to the extension of credit to be made on such date.

The acceptance by the Company of the proceeds of a Loan shall constitute a representation and warranty by the Company as of the date of each such Loan that the conditions in clauses (a), (b) and (c) above have been satisfied.

11. Successors and Assigns.  Neither the Company nor Stillwater may assign or transfer any of its rights or obligations under this Letter Agreement; however, Stillwater may assign its rights (including any Note and its rights thereunder) but not its obligations hereunder, and the Company agrees that it shall execute, or cause to be executed, such documents, including without limitation, amendments to any documents, instruments and agreements executed in connection herewith as Stillwater shall deem necessary to effect the foregoing.  In addition, at the request of Stillwater and any such Assignee, the Company shall issue one or more new Notes, as applicable, to any such Assignee and, if Stillwater has retained any of its rights and obligations hereunder following such assignment, to Stillwater, which new Note(s) shall be issued in replacement of, but not in discharge of, the liability evidenced by the Note held by Stillwater prior to such assignment and shall reflect the amount of the respective commitments and loans held by such Assignee and Stillwater after giving effect to such assignment.  Upon the execution and delivery of appropriate assignment documentation, amendments and any other documentation required by Stillwater in connection with such assignment, and the payment by Assignee of the purchase price agreed to by Stillwater and such Assignee, such Assignee shall have all of the rights and obligations of Stillwater thereunder to the extent that such rights and obligations have been assigned by Stillwater pursuant to the assignment documentation between Stillwater and such Assignee.  Stillwater may furnish any information concerning the Company in its possession from time to time to prospective Assignees, provided that Stillwater shall require any such prospective Assignee to agree in writing to maintain the confidentiality of such information.

12. Maximum Permissible Rate.  All agreements between the Company and Stillwater are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced hereby or otherwise, shall the amount paid or agreed to be paid to Stillwater for the use or the availability of the Line or the Loans exceed the maximum permissible under applicable law.  As used herein, the term “applicable law” shall mean the law in effect as of the date hereof; provided, however, that in the event there is a change in the law which results in a higher permissible rate of interest, then this Letter Agreement and the Note shall be governed by such new law as of its effective date.  In this regard, it is expressly agreed that it is the intent of the Company and Stillwater in the execution, delivery and acceptance of this Letter Agreement to contract in strict compliance with the laws of the State of New York from time to time in effect.  If, under or from any circumstances whatsoever, fulfillment of any provision hereof or any security documentation in connection herewith at the time of performance of such provision shall be due, shall involve transcending the limit of such validity prescribed by applicable law, then the obligation to be fulfilled shall automatically be reduced to the limits of such validity, and if under or from circumstances whatsoever Stillwater should ever receive as interest an amount which would exceed the highest lawful rate, such amount which would be excessive interest shall be applied to the reduction of the principal balance evidenced hereby and not to the payment of interest.  This provision shall control every other provision of all agreements between the Company and Stillwater.

13. Note Replacement.  Upon receipt of an affidavit of an officer of Stillwater as to the loss, theft, destruction or mutilation of any Note executed in connection herewith and, in the case of any such loss, theft, destruction or mutilation, upon surrender and cancellation of any Note, the Company will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like terms and tenor.

14. Further Assurances.  At any time after the date hereof, at the reasonable request of Stillwater, the Company shall do or cause to be done all such further acts, and shall execute and deliver such further instruments, assignments, transfers, conveyances, or documents, as may reasonably be required in order to implement and carry out the intent and purpose of this Letter Agreement and any documents executed in connection herewith.

15. Governing Law.  This Letter Agreement, the other Loan Documents and each Loan hereunder shall be governed by and construed in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law) and the Company hereby submits to the non-exclusive jurisdiction of the United States federal courts and the courts of the State of New York located in New York City.

16. Survival.  All covenants, agreements, representations and warranties made by the Company herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Letter Agreement or any other Loan Document shall be considered to have been relied upon by Stillwater and shall survive the execution and delivery of the Loan Documents and the extensions of credit contemplated thereby, regardless of any investigation made by Stillwater or on its behalf and notwithstanding that Stillwater may have had notice or knowledge of any Event of Default or incorrect representation or warranty at the time any Loan is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under the Loan Documents is outstanding and unpaid and so long as the Line has not expired or terminated.

17. WAIVER OF JURY TRIAL.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE COMPANY AND STILLWATER MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT, THE NOTE OR ANY OTHER DOCUMENTS CONTEMPLATED TO BE EXECUTED IN CONNECTION HEREWITH OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR STILLWATER TO HOLD AVAILABLE THE LINE AND TO MAKE LOANS FROM TIME TO TIME.

18. Notices. All notices, requests and demands to or upon the respective parties to the Loan Documents to be effective shall be in writing and, unless otherwise expressly provided 13 herein, shall be deemed to have been duly given or made (i) when delivered by hand, (ii) five days after having been deposited with the United States Postal Service as certified or registered mail, return receipt requested, with first-class postage and fees prepaid, or (iii) on the next business day after being consigned, for next business day delivery, to Federal Express or another comparable overnight courier service, addressed to the parties at their respective addresses first set forth above.  Any party to a Loan Document may change its address for notices by giving notice to each of the other parties as provided in this Section 19, but such notice shall not be effective against any such party until actually received.  Any party to a Loan Document may rely on signatures thereon which are transmitted by fax or other electronic means as fully as if manually signed.

19. Government Regulations; USA PATRIOT Act.

(a) None of the Company nor any of its Affiliates: (a) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/eotffc/ofac/sdn/index.html, or as otherwise published from time to time; (b) is (i) an agency of the government of a country, (ii) an organization controlled by a country, or (iii) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/eotffc/ofac/sanctions/index.html, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (c) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from the Loans will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.

(b) The Company shall (i) ensure that no person who owns an interest in or otherwise controls the Company is or shall be listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by OFAC, the Department of the Treasury or included in any Executive Order of the President of the United States of America (an “Executive Order”), that prohibits or limits Stillwater from making any advance or extension of credit to the Company or from otherwise conducting business with the Company, and (ii) ensure that the proceeds of any Loan shall not be used to violate any of the foreign asset control regulations of OFAC or any enabling statute or Executive Order relating thereto.  Further, the Company shall comply with all applicable Stillwater Secrecy Act laws and regulations, as amended.

Stillwater hereby notifies the Company that, pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow Stillwater to identify the Company in accordance with the USA Patriot Act.

20. Additional Covenants Pertaining to Equity Events:

(a)Unless prohibited by the NYSE-MKT, in the event that prior to the termination of this Agreement the Company consummates an Equity Event, Stillwater shall have the option but not the obligation to purchase its Pro-Rata Portion (as defined below) of such

Securities.  For purposes hereof, “Pro Rata Portion” of a stockholder shall mean a percentage equal to the quotient of (X) the aggregate number of shares of Series B Convertible Preferred stock, par value $0.001 per share (the “Series B Preferred Stock”), held by such stockholder of the Company on the record date used to calculate the minimum number of Securities each existing stockholder is entitled to purchase in the Offer (the “Record Date”), plus the aggregate number of shares of Common stock, par value $0.001 per share (the “Common Stock”), held by such stockholder of the Company and its affiliates on the Record Date, divided by (Y) the aggregate number of shares of Series B Preferred Stock outstanding on the Record Date plus the aggregate number of shares of Common Stock outstanding on the Record Date (for illustrative purposes only, if the Record Date were March 15, 2017, Stillwater’s Pro Rata Portion would equal [●]).

(b)Stillwater shall be entitled to set-off the purchase price of any Securities purchased by it in connection with the Warrant or any Equity Event against amounts owed to Stillwater in connection with one or more Loans.

21. Integration; Amendment. This Letter Agreement and the other Loan Documents express the entire understanding of the parties with respect to the subject matter hereof and thereof, and all prior agreements and understandings between the parties are hereby merged into this Letter Agreement and said other Loan Documents. Neither this Letter Agreement nor any other Loan Agreement (nor any provision hereof or thereof) may be amended or waived except in a writing signed by the parties hereto.

22. Indemnification.  The Company hereby agrees to indemnify and defend Stillwater and its  members, managers, shareholders, directors, officers, employees, agents and attorneys, and each of them (each an “Indemnified Party”), and to hold each Indemnified Party harmless from and against, any loss, liability, damage, claim or expense (including, but not limited to, reasonable attorneys’ fees and costs of one counsel) arising out of this Letter Agreement, the other Loan Documents, the transactions contemplated hereby, or any of them, except to the extent caused solely by Stillwater’s gross negligence or willful misconduct.  This Section 22 shall survive the expiration or earlier termination of (i) Stillwater’s obligations to make Loans, (ii) the Loan Documents, and (iii) the repayment of all Loans and the performance of the Company’s obligations under the Loan Documents.

*     *     *

EXHIBIT 10.32

Very truly yours,

STILLWATER TRUST LLC

By:

Name:

Title:

Accepted and Agreed

as of the 24th day of March, 2017:

eMAGIN CPRPORATION

By:  ___________________________

Name:

Signature Page to Line Agreement

EXHIBIT A

FORM OF BORROWING REQUEST

_____________ __, 201__

Stillwater Trust LLC

655 Madison Avenue, 20th Floor

New York, New York 10065

Attention:  ______________________

Reference is made to the Line of Credit Letter Agreement dated March __,  2017 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Line Agreement”), between eMAGIN CORPORATION (the “Company”)  and STILLWATER TRUST LLC (“Stillwater”), pursuant to which Stillwater maintains a certain line of credit in favor of the Company.  Capitalized terms used herein that are defined in the Line Agreement shall have the meanings therein defined.

1.The Company hereby requests that Stillwater make a Loan to the Company under the Line Agreement on _____________ __, 20__ (the “Borrowing Date”) in the amount of $_____________ the (“Loan Amount”).

2.The account to which funds are to be disbursed is the following:

[INSERT WIRE INSTRUCTIONS]

3.The Company hereby represents and warrants that on the Borrowing Date after giving effect to the Loan to be made on such date, (i) the Company shall be in compliance with all of the terms, covenants and conditions of the Loan Documents, (ii) there shall exist no Event of Default, and (iii) the representations and warranties contained in the Loan Documents shall be true and correct with the same effect as though such representations and warranties had been made on such Borrowing Date, except to the extent the same relate solely to an earlier date.

4.Stillwater is hereby authorized to deduct and retain from the Loan Amount the applicable Draw Fee, the installment of the Anniversary Fee next coming due and all costs and expenses payable to Stillwater pursuant to the Line Agreement (to the extent not previously paid).

IN WITNESS WHEREOF, the Company has executed this letter as of the date and year first written above.

          eMAGIN CORPORATION

 By:  ___________________________

Name:

Title:

EXHIBIT B

Note

(see annexed)

EXHIBIT C

Warrant

(see annexed)

EXHIBIT D

Intercreditor Agreement

(see annexed)

EXHIBIT E

Permitted Liens

(a) the security interests and liens of Stillwater;

(b) liens securing the payment of taxes, assessments or other governmental charges or levies either not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Company or Guarantor, as the case may be and with respect to which adequate reserves have been set aside on its books;

(c) non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Company's or  Guarantor’s business to the extent: (i) such liens secure indebtedness which is not overdue or (ii) such liens secure indebtedness relating to claims or liabilities which are fully insured and being defended at the sole cost and expense and at the sole risk of the insurer or being contested in good faith by appropriate proceedings diligently pursued and available to such Company or Guarantor, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books;

(d) zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of real property which do not interfere in any material respect with the use of such real property or ordinary conduct of the business of such Company as presently conducted thereon or materially impair the value of the real property which may be subject thereto;

(e) purchase money security interests in machinery and equipment (including capital leases where the landlord has signed a subordination agreement/waiver acceptable to Stillwater);

(f) pledges and deposits of cash by any Company or Guarantor after the date hereof in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security benefits consistent with the current practices of such Company or Guarantor as of the date hereof;

(g) pledges and deposits of cash by Company after the date hereof to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of indebtedness), statutory obligations and other similar obligations in each case in the ordinary course of business consistent with the current practices of Company as of the date hereof; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall have waived in writing any rights in or to, or other interest in, any of the Collateral in an agreement, in form and substance satisfactory to Stillwater;

(h) liens arising from (i) operating leases and the precautionary UCC financing statement filings (satisfactory to Stillwater) in respect thereof and (ii) equipment or other materials which are not owned by Company located on the premises of the Company (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of the Company and the precautionary UCC financing statement filings (satisfactory to Stillwater) in respect thereof;

(i) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, and (iii) a stay of enforcement of any such liens is in effect; and

(j) liens on proceeds of insurance in favor of CIT securing payment of the Company’s premiums for insurance.